                                                                      EXHIBIT 12

                            COOPER INDUSTRIES, INC.
               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (Dollar Amounts in Thousands)
                                  (Unaudited)


                                       Nine Months Ended
                                         September 30,                         Year Ended December 31,
                                     ---------------------  -----------------------------------------------------------
                                       1997        1996        1996         1995        1994        1993        1992
                                     ---------   ---------   ---------    ---------   ---------   ---------   ---------
 Interest Expense                    $  70,300   $ 109,800   $ 142,100    $ 151,000   $  73,300   $  80,900   $  92,500
 Estimated Interest Portion
   of Rent Expense                      14,398      13,668      17,362       16,865      19,289      20,701      16,178
                                     ---------   ---------   ---------    ---------   ---------   ---------   ---------
 Fixed Charges                       $  84,698   $ 123,468   $ 159,462    $ 167,865   $  92,589   $ 101,601   $ 108,678
                                     =========   =========   =========    =========   =========   =========   =========

 Income From Continuing
   Operations Before Income Taxes    $ 460,900   $ 408,700   $ 558,000    $ 478,000   $ 504,700   $ 506,000   $ 392,100

 Add:     Fixed Charges                 84,698     123,468     159,462      167,865      92,589     101,601     108,678

          Dividends From Less Than
          50% Owned Companies                          237         359          968         835       2,395       2,278

 Less:    Equity in Earnings
          of Less Than 50% Owned
          Companies                       (202)     (1,004)     (1,281)      (1,000)     (1,900)     (1,200)     (1,900)
                                     ---------   ---------   ---------    ---------   ---------   ---------   ---------
 Earnings Before Fixed Charges       $ 545,396   $ 531,401   $ 716,540    $ 645,833   $ 596,224   $ 608,796   $ 501,156
                                     =========   =========   =========    =========   =========   =========   =========
 Ratio of Earnings to Fixed Charges       6.4x        4.3x        4.5x         3.8x        6.4x        6.0x        4.6x